Contact:	Mark Thomson, CFO
(757) 766-4224

FOR IMMEDIATE RELEASE

Measurement Specialties enters into Four Year Senior Secured Credit
Agreement and Long-Term Private Placements

Hampton, VA, June 3, 2010 – Measurement Specialties, Inc. (NASDAQ: MEAS), a designer and manufacturer of sensors and sensor-based systems, announced today that it entered into a new Credit Agreement (the "Senior Secured Credit Facility") dated June 1, 2010 among JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (in such capacity, the "Senior Secured Facility Agents"), Bank of America, N.A., as syndication agent, and certain other parties thereto (the "Credit Agreement").

Proceeds from the Senior Secured Credit Facility were used in part to refinance the Company’s previous Amended and Restated Credit Agreement effective as of April 1, 2006 among the Company, General Electric Capital Corporation, as agent and a lender, and certain other parties thereto and will provide for the working capital needs of the Company, including to effect permitted acquisitions.

The Senior Secured Credit Facility consists of a $110 million revolving credit facility (the "Revolving Credit Facility") with a $50 million accordion feature enabling expansion of the Revolving Credit Facility to $160 million.  The Senior Secured Credit Facility has a variable interest rate based on either the London Inter-bank Offered Rate ("LIBOR") or the ABR Rate (prime based rate) with applicable margins ranging from 2.00% to 3.25% for LIBOR based loans or 1.00% to 2.25% for ABR Rate loans.  The applicable margins may be adjusted quarterly based on a change in the leverage ratio of the Company.  The Senior Secured Credit Facility also includes the ability to borrow in currencies other than U.S. Dollars, such as the Euro and Swiss Franc, up to $66 million.   Commitment fees on the unused balance of the Revolving Credit Facility range from 0.375% to 0.50% per annum of the average amount of unused balances.  The Senior Secured Credit Facility will expire on June 1, 2014 and all balances outstanding under the Revolving Credit Facility will be due on such date.  The Senior Secured Credit Facility includes an inter-creditor arrangement with Prudential (as defined below) and is on a pari passu (equal force) basis with the Prudential Shelf Facility (as defined below).

Measurement Specialties Inc.     •     1000 Lucas Way     •     Hampton, VA  23666     •     www.meas-spec.com

The Senior Secured Facility includes specific financial covenants for maximum leverage ratio and minimum fixed charge coverage ratio, as well as customary representations, warranties, covenants and events of default for a transaction of this type.  Consolidated EBITDA for debt covenant purposes is the Company's consolidated net income determined in accordance with GAAP minus the sum of income tax credits, interest income, gain from extraordinary items for such period, any aggregate net gain during such period, any aggregate net gains arising from the disposition of capital assets, any non-cash gains, and gains due to fluctuations in currency exchange rates, plus the sum of  any provision for income taxes, interest expense, loss from extraordinary items (including, up to an aggregate of $10 million from export control matters), any aggregate net loss arising from the disposition of capital assets, the amount of non-cash charges for such period, amortized debt discount for such period, losses due to fluctuations in currency exchange rates and the amount of any deduction to consolidated net income as a result of any grant to any members of the management of the Company of any equity interests.  The Company's leverage ratio consists of total debt less unrestricted cash maintained in U.S. bank accounts which are subject to control agreements in favor of JPMorgan Chase Bank, N.A., as Collateral Agent, to Consolidated EBITDA.  Adjusted fixed charge coverage ratio is Consolidated EBITDA less capital expenditures divided by fixed charges.  Fixed charges are the last twelve months of scheduled principal payments, taxes paid in cash and consolidated interest expense.  All of the aforementioned financial covenants are subject to various adjustments, which are detailed in the Credit Agreement.

On June 1, 2010, the Company entered into a Master Shelf Agreement (the "Prudential Shelf Facility") with Prudential Investment Management, Inc. ("Prudential") whereby Prudential agreed to purchase up to $50 million of senior secured notes (the "Senior Secured Notes") issued by the Company.  Prudential purchased $20 million of the Senior Secured Notes on June 1, 2010, and the remaining $30 million of the Senior Secured Notes may be purchased at the discretion of Prudential or one or more of its affiliates upon the request of the Company.  The Senior Secured Notes purchased on June 1, 2010 have fixed interest rate of 5.70% as to $10 million of such Senior Secured Notes and 6.15% as to $10 million of such Senior Secured Notes and are due on June 1, 2015 and 2017, respectively.   The Prudential Shelf Facility includes specific financial covenants for maximum total leverage ratio and minimum fixed charge coverage ratio consistent with the Senior Secured Credit Facility, as well as customary representations, warranties, covenants and events of default.  The Prudential Shelf Facility includes an inter-creditor arrangement with the Senior Secured Facility Agents and is on a pari pasu (equal force) basis with the Senior Secured Facility.

The Company has provided a security interest in substantially all of the Company's U.S. based assets as collateral for the Senior Secured Facility and the Prudential Shelf Facility.

The Company’s amortization of deferred financing costs will increase with the costs incurred with refinancing of the Company’s primary credit facility, and at March 31, 2010, the Company had approximately $704,000 in deferred financing costs that will be written-off in the first quarter of fiscal 2011 as part of the funding of the Senior Secured Credit Facility.  Annual deferred financing costs associated with the Senior Secured Credit Facility are expected to be approximately $350,000.

Mark Thomson, Company CFO commented, “This new credit facility is a significant improvement from our prior credit facility in regard to pricing, covenants and other terms, and provides the us with additional capital and flexibility to pursue our acquisition strategy.  We look forward to putting the additional capital to good use.”

Measurement Specialties Inc.     •     1000 Lucas Way     •     Hampton, VA  23666     •     www.meas-spec.com

About Measurement Specialties.  Measurement Specialties, Inc. (MEAS) designs and manufactures sensors and sensor-based systems to measure precise ranges of physical characteristics such as pressure, temperature, position, force, vibration, humidity and photo optics.  MEAS uses multiple advanced technologies – including piezoresistive, electro-optic, electro-magnetic, capacitive, application specific integrated circuits (ASICs), micro-electromechanical systems (MEMS), piezoelectric polymers and strain gauges – to engineer sensors that operate precisely and cost effectively.

This release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward looking statements may be identified by such words or phrases  “should”, "intends", “ is subject to”, "expects", "will", "continue", "anticipate", "estimated", "projected", "may", "we believe", "future prospects", or similar expressions.  The forward-looking statements above involve a number of risks and uncertainties. Factors that might cause actual results to differ include, but are not limited to, success of any reorganization; ability to raise additional funds; conditions in the general economy and in the markets served by the Company; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers' operations affecting availability of component materials at reasonable prices; timely development and market acceptance, and warranty performance of new products; success in integrating prior acquisitions; changes in product mix, costs and yields, fluctuations in foreign currency exchange rates; uncertainties related to doing business in Hong Kong and China; and the risk factors listed from time to time in the Company's SEC reports.  The Company from time-to-time considers acquiring or disposing of business or product lines. Forward-looking statements do not include the impact of acquisitions or dispositions of assets, which could affect results in the near term.  Actual results may differ materially.  The Company assumes no obligation to update the information in this issue.

Company Contact:  Mark Thomson, CFO, (757) 766-4224

Measurement Specialties Inc.     •     1000 Lucas Way     •     Hampton, VA  23666     •     www.meas-spec.com